Exhibit 99.1

Citizens Financial Corp. announces earnings for the first three quarters of 2007 at $1,156,000 compared to $1,654,000 in 2006.  Third quarter earnings of $432,000 were also less than the third quarter 2006 level of $550,000.  The decrease in earnings is primarily attributable to a $531,000 increase in the provision for loan losses and a $327,000 increase in costs associated with the operation, valuation, and disposition of other real estate (ORE) acquired in the satisfaction of loans.  The higher loan loss provision is primarily the result of one troubled credit.  The increased ORE costs resulted from the sale of properties in the third quarter.  With completion of these sales transactions, all of the ORE has been discarded with the exception of two properties for which sales are currently pending.  No additional material losses are expected to result from the two remaining properties.

Despite the increase in the provision and the added ORE expenses, overall credit quality continues to progress with improvements in our credit management processes.  Past due loans have also improved since December 31, 2006 as they have fallen from $5,347,000 at year end to $2,758,000 at September 30, 2007.  Furthermore, loans past due more than 90 days has decreased from $1,086,000 to $346,000 over the same period.

Citizens is a one bank holding company which serves much of eastern West Virginia through the six branches of it’s subsidiary, Citizens National Bank, and is headquartered in Elkins, West Virginia.  The company’s stock trades on the over the counter bulletin board under the symbol CIWV.  Additional information about the company and its performance will be made available on the company’s website at www.cnbelkins.com in its Form 10-Q to be filed prior to November 14, 2007.